EXHIBIT 99.1

PRESS RELEASE

NASDAQ: FOR RELEASE: DATE:	CHFC IMMEDIATE October 21, 2003

CONTACT:	David B. Ramaker President & CEO Chemical Financial Corporation 989/839-5269 Lori A. Gwizdala Executive Vice President & Chief Financial Officer Chemical Financial Corporation 989/839-5358

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES
THIRD QUARTER OPERATING RESULTS

          Midland, Michigan - Aloysius J. Oliver, Chairman of Chemical Financial Corporation, today announced third quarter net income of $14.47 million or $.61 per diluted share, up $.45 million as compared with net income of $14.02 million, or $.59 per diluted share for the third quarter of 2002. This represented an increase of 3.4% in earnings per share and a 3.2% increase in net income for the third quarter 2003. The returns on average assets and average equity during the third quarter of 2003 were 1.60% and 12.92%, respectively, as compared with 1.58% and 13.51%, respectively, for the third quarter of 2002.

          Net interest income decreased $1.64 million, or 4.5%, to $34.76 million in the third quarter of 2003, as compared to the third quarter of 2002. The decrease, in part, was due to the low interest rate environment and the decrease in the yield on our earning assets which has outpaced the decrease in our cost of funds. The Corporation's earnings were positively affected by an increase in noninterest income of $1.69 million, or 19.6%. This increase was primarily due to higher mortgage banking revenue of $.98 million. Operating expenses decreased by $.43 million, or 1.9%.

PRESS RELEASE

October 21, 2003

          For the nine months ended September 30, 2003, the Corporation earned net income of $42.15 million or $1.78 per share, as compared to net income of $41.26 million, or $1.74 per share for the first nine months of 2002. This represented a 2.3% increase in earnings per share.

          Total assets of the Corporation at September 30, 2003 were $3.59 billion, down .2% from the $3.60 billion in total assets reported at September 30, 2002. Total deposits at September 30, 2003 were $2.87 billion, up .3% over total deposits of $2.86 billion at September 30, 2002. Total loans increased 10.4% during the latest twelve months, from $2.06 billion at September 30, 2002, to $2.28 billion in outstanding loans at September 30, 2003.

          The Corporation's provision for loan losses for the quarter ended September 30, 2003 was $.54 million, compared to net loan losses of $.61 million. For the nine months ended September 30, 2003 the provision for loan losses was $2.11 million compared to net loan losses of $2.36 million. As of September 30, 2003, the allowance for loan losses was $30.41 million and represented 1.34% of total loans. Nonperforming loans were $9.04 million, or .40% of total loans at the current quarter-end.

          Shareholders' equity at September 30, 2003 was $449 million, or $18.94 per share, which represented 12.5% of total assets. The tangible equity to asset ratio was 11.5% as of September 30, 2003.

          On September 25, 2003 the Corporation announced that it had entered into a definitive agreement to acquire Caledonia Financial Corporation ("Caledonia"). Caledonia is a bank holding company headquartered in Caledonia, Michigan, with total assets of approximately $210 million, total deposits of $181 million and total shareholders' equity of $21.3 million, all as of June 30, 2003. Caledonia is the parent company of the State Bank of Caledonia that provides banking services through four offices located in Kent, Kalamazoo and Barry counties in Michigan. The transaction is expected to be completed during the fourth quarter of this year.

PRESS RELEASE

October 21, 2003

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate 129 "Chemical Bank" offices and 2 loan production offices spread over 32 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interests rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

# # #

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries
(In thousands)	September 30, 2003	December 31, 2002	September 30, 2002
Assets:
Cash and demand deposits due from banks	$146,428	$148,112	$129,874
Federal funds sold	44,700	69,900	144,210
Interest-bearing deposits with unaffiliated banks	19,905	53,135	51,725

Investment securities taxable	957,741	1,076,292	1,068,463
Investment securities nontaxable	46,732	51,690	53,591
Total Investment Securities	1,004,473	1,127,982	1,122,054

Commercial loans	333,822	327,438	314,271
Real estate construction loans	93,282	108,589	110,212
Real estate commercial loans	562,937	481,084	470,547
Real estate residential loans	765,539	648,286	643,368
Consumer loans	521,310	509,789	524,312
Total Loans	2,276,890	2,075,186	2,062,710
Less: Allowance for loan losses	30,414	30,672	31,000
Net Loans	2,246,476	2,044,514	2,031,710

Premises and equipment	47,044	42,767	43,159
Intangible assets	39,017	40,489	41,512
Other assets	42,983	41,994	34,679
Total Assets	$3,591,026	$3,568,893	$3,598,923

Liabilities and Shareholders' Equity:
Noninterest-bearing deposits	$500,463	$475,933	$457,330
Interest-bearing deposits	2,369,351	2,371,339	2,402,491
Total Deposits	2,869,814	2,847,272	2,859,821
FHLB borrowings	148,573	157,393	157,528
Other borrowings - short term	93,447	104,212	131,183
Interest payable and other liabilities	30,548	29,677	29,173
Total Liabilities	3,142,382	3,138,554	3,177,705

Shareholders' Equity:
Common stock, $1 par value	23,685	23,684	22,558
Surplus	324,413	325,149	291,003
Retained earnings	87,106	62,721	89,822
Accumulated other comprehensive income	13,440	18,785	17,835
Total Shareholders' Equity	448,644	430,339	421,218
Total Liabilities and Shareholders' Equity	$3,591,026	$3,568,893	$3,598,923

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2003	2002	2003	2002
Interest Income:
Interest and fees on loans	$36,220	$38,537	$108,789	$118,058
Interest on investment securities:
Taxable	8,213	12,550	28,671	37,509
Nontaxable	612	701	1,928	2,233
Total Interest on Investment Securities	8,825	13,251	30,599	39,742
Interest on federal funds sold	169	542	612	1,615
Interest on deposits with unaffiliated banks	23	145	180	593
Total Interest Income	45,237	52,475	140,180	160,008

Interest Expense:
Interest on deposits	8,262	13,618	28,555	43,273
Interest on FHLB borrowings	2,083	2,201	6,273	6,648
Interest on other borrowings - short term	128	257	435	758
Total Interest Expense	10,473	16,076	35,263	50,679
Net Interest Income	34,764	36,399	104,917	109,329
Provision for loan losses	540	747	2,107	2,752
Net Interest Income after
Provision for Loan Losses	34,224	35,652	102,810	106,577

Noninterest Income:
Service charges on deposit accounts	4,181	3,966	12,334	9,602
Other charges and fees for customer services	1,623	1,864	5,372	5,418
Mortgage banking revenue	2,308	1,327	5,716	5,506
Trust services revenue	1,605	1,476	5,123	4,772
Investment securities gains (losses)	417	(99)	909	(184)
Other	140	54	220	145
Total Noninterest Income	10,274	8,588	29,674	25,259

Operating Expenses:
Salaries and employee benefits	13,287	13,606	40,570	40,855
Occupancy	1,981	1,890	5,882	5,664
Equipment	2,077	2,037	6,205	6,163
Other	5,356	5,601	16,252	17,152
Total Operating Expenses	22,701	23,134	68,909	69,834
Income Before Income Taxes	21,797	21,106	63,575	62,002
Federal income taxes	7,328	7,088	21,422	20,739
Net Income	$14,469	$14,018	$42,153	$41,263

Net income per share:
Basic	$0.61	$0.59	$1.78	$1.74
Diluted	0.61	0.59	1.78	1.74

Cash dividends per share	0.25	0.23	0.75	0.69

Average shares outstanding:
Basic	23,674	23,687	23,685	23,674
Diluted	23,735	23,759	23,737	23,741

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Average Balances
Total assets	$3,591,135	$3,528,471	$3,576,236	$3,531,343
Total interest-earning assets	3,384,140	3,322,202	3,383,906	3,312,936
Total loans	2,260,656	2,077,134	2,179,041	2,095,395
Total deposits	2,870,826	2,814,426	2,863,047	2,820,434
Total shareholders' equity	444,421	411,634	439,961	400,811

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Key Ratios (annualized where applicable)
Net interest margin	4.12%	4.40%	4.20%	4.47%
Efficiency ratio	49.95%	50.90%	50.72%	51.33%
Return on average assets	1.60%	1.58%	1.58%	1.56%
Return on average shareholders' equity	12.92%	13.51%	12.81%	13.76%
Average shareholders' equity as a
percent of average assets	12.4%	11.7%	12.3%	11.4%
Tangible shareholders' equity as a
percent of total assets			11.5%	10.7%
Total risk-based capital ratio			18.8%	18.4%

	September 30,
	2003	2002
Credit Quality Statistics
Nonaccrual loans	$5,268	$8,269
Loans 90 or more days past due
and still accruing interest	3,776	5,677
Total nonperforming loans	9,044	13,946
Repossessed assets acquired (RAA)	5,798	1,559
Total nonperforming assets	14,842	15,505
Net loan charge-offs	2,365	2,746

Allowance for loan losses as a
percent of total loans	1.34%	1.50%
Allowance for loan losses as a
percent of nonperforming loans	336%	222%
Nonperforming loans as a
percent of total loans	0.40%	0.68%
Nonperforming assets as a
percent of total loans plus RAA	0.65%	0.75%
Net loan charge-offs as a
percent of average loans	0.15%	0.18%

	September 30,
	2003	2002
Additional Data
Goodwill	$27,940	$27,940
Core deposit and other intangibles	8,668	10,511
Mortgage servicing rights	2,409	3,061
Amortization of intangibles	3,185	2,942

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)
	3rd Qtr. 2003	2nd Qtr. 2003	1st Qtr. 2003	4th Qtr. 2002	3rd Qtr. 2002	2nd Qtr. 2002	1st Qtr. 2002
Summary of Operations
Interest income	$45,237	$46,697	$48,246	$51,036	$52,475	$53,292	$54,241
Interest expense	10,473	11,668	13,122	14,673	16,076	16,585	18,018
Net interest income	34,764	35,029	35,124	36,363	36,399	36,707	36,223
Provision for loan losses	540	1,272	295	1,013	747	1,352	653
Net interest income after
provision for loan losses	34,224	33,757	34,829	35,350	35,652	35,355	35,570
Noninterest income	10,274	10,086	9,314	9,275	8,588	8,000	8,671
Noninterest expense	22,701	23,182	23,026	23,692	23,134	23,021	23,679
Income taxes	7,328	6,991	7,103	7,251	7,088	6,799	6,852
Net income	14,469	13,670	14,014	13,682	14,018	13,535	13,710

Per Common Share Data
Net income:
Basic	$0.61	$0.58	$0.59	$0.58	$0.59	$0.57	$0.58
Diluted	0.61	0.58	0.59	0.57	0.59	0.57	0.58
Cash dividends	0.25	0.25	0.25	0.23	0.23	0.23	0.23
Book value	18.94	18.73	18.45	18.17	17.78	17.19	16.57